TOBAHMAOZ INC.

TRANSITION IPO DIRECTOR CONTRACT

Name of Director (herein “Director”):

Andrew S. Cheney

Position

Director

Name of Company (herein “Company”):     TobahMaoz Inc.

Commencement Date:

November 20, 2012

Initial Termination Date:

1 year from Commencement or Completion of

IPO, whichever occurs first

Annual Stipend:

$50,000 net; estimated value is

$15,676 per quarter burdened (estimated), or

$62,704 annually burdened (estimated).

Transition IPO Contract Value:

$62,704 (estimated)

THIS   CONTRACT   is   entered   into   between   TobahMaoz   Inc.,   a   Wyoming   corporation

(“Company”), and Director for the following purposes and upon the following conditions:

1.   Appointment. Company hereby appoints Director  as provided herein and  Director hereby accepts such appointment upon the terms and conditions hereinafter set forth.

2.   Term.  This  Agreement  is  for  a  one-year  term,  subject  to  the  termination  provisions  of

Paragraph  3.  This  Agreement  will  be  automatically  renewed  for  a  one-year  term,  unless;  (1)  the

Board  of  Directors  (the  ‘Board”)  delivers  written  notice  of  non-renewal  at  least  sixty  (60)  days before  expiration  of  the  initial  term;  (2)  it  is  terminated  sooner  pursuant  to  the  terms  of  this

Agreement;  or  (3)  the  Director  delivers  written  notice  of  resignation  to  the  Board  of  Directors.

Thereafter,  this  Agreement  will  be  automatically  renewed  for  successive  one-year  terms  under the same condition.

3.   Early   Termination.   In   the   event   of   early  termination   due   to   change   of   ownership,

dismissal,  or  for  any  other  reason,  the  full  contract  value  will  be  paid  in  full  on  the  same  day  as the  Board  action.  For  example,  if  dismissed  on  day  one  of  the  contract  or  contract  renewal,  then

$50,000 (net) will be immediately due and payable.

4.   Compensation.

4.1.      For  the  full  term  of  this  Agreement,  Company  shall  pay  Director  an  annual stipend  in  the  amount  provided  above,  payable  in  quarterly  installments.  Company  shall  review such  stipend  at  least  one  month  prior  to  each  anniversary of  this  Agreement;  provided,  however,

that such stipend shall not be decreased without the consent of Director. Director shall be eligible to  receive  such  bonuses  and  cost  of  living  increases  to  his  stipend  as  the  Board  approves  from time to time.

4.2.

Meeting Bonus. A meeting bonus will be paid to Director for each Board meeting attended at the rate of $2,500 per meeting.

5.   Duties.  Director  is  engaged  in  the  Position  listed  above  to  discharge  the  normal  duties associated with said Position, as specifically directed by the Board or officers having authority of

Director  under  the  bylaws  or  pursuant  to  the  general  operating  policies  adopted  by  the  Board  or

Company.

6.   Extent  of  Service.  This  is  a  non-captive  and  non-exclusive  Agreement.  Director  will devote  as  much  of  his  time,  attention,  and  energies  to  the  business  of  Company  as  deemed necessary.

7.   Business Expenses.

7.1.      Director  will be provided  with a  cell phone  and an  iPad for  use  in communicating with company personnel. The Company will pay for the equipment and any monthly fees.

7.2.

Travel. Company  will  pay  all  expenses  for  travel,  transportation,  food,  lodging,

and expenses for any location or time frame for board meetings called and held away from home.

8.   Death  or  Disability.  The  Director’s  appointment  by  the  Company  pursuant  hereto  is subject to termination during the Term of this Agreement as follows:

8.1.

Death.  Director’s  appointment  hereunder  shall  terminate  upon  his  death.  In  such

event, the  Director’s  compensation shall be  paid  through the  date  of  Director’s death.   Eligibility

for all other benefits shall be determined by the terms of any applicable plan or program.

8.2.

Disability.  The  Company  may,  by  written  notice  to  the  Director,  terminate  the

Director’s  appointment  if,  as  a  result  of  the  Director’s  incapacity  due  to  physical  or  mental

illness,  the  Director  shall  have  been  absent  from  his  duties  hereunder  for  sixty   consecutive  days

or  for  a  total  of  ninety days  in  any three  hundred  sixty five  day  period  (the  “Disability  Period”).

In the event of such termination, the Director shall receive the same benefits payable in the event of  death;  provided  however  that  if  any  time  during  the  Term  of  this  Agreement  the  Company should adopt a disability policy, the terms of such policy shall govern.

9.   Confidentiality.

9.1.

Director’s  Duty  Regarding  Confidential  Information.  Director  shall  regard  and preserve  as  confidential  all  Confidential  Information  pertaining  to  Company’s  business.  Such

Confidential Information shall be deemed confidential whether obtained by Director by reason of his  appointment  with  Company  or  before  or  during  the  term  hereof.  Director  shall  not,  without the  prior  written  consent  of  Company,  use  for  his  own  benefit  or  purposes,  or  disclose  to  others,

either during his appointment or at any time thereafter, and except as required in connection with

his   appointment   with  Company,   any  Confidential   Information   connected   with   the   business

developments  of  Company.  Director  shall  not,  without  such  prior  written  consent,  take  or  retain

or   copy   any   Confidential   Information   of   Company.   Director   represents   and   warrants   that

Director   has   not,   before   execution   of   this   Agreement,   made   any   disclosures   of   the   type

prohibited  by  this  Paragraph  9.  Director  shall  promptly  disclose  to  Company  all  discoveries,

improvements,  inventions,  and  ideas,  conceived  or  made  by  Director,  either  by  Director  or  with

others,   during   Director’s   appointment   hereunder,   and   which   are   related   to   the   actual   or

anticipated  business  or  activities  of  Company.  All  such  discoveries,  improvements,  inventions,

and   ideas   shall   automatically   be   exclusive   property   of   Company   and   shall   be   treated   as

Confidential   Information   unless   otherwise   permitted   under   this  Paragraph   9.   Director   shall

execute  any  and  all  documents  that  Company  may  reasonably  request  to  evidence  that  such

discoveries,   improvements,   inventions   and   ideas   are   the   exclusive   property   of   Company,

including, without limitation, assignments of the same.

9.2.

Definition  of  Confidential  Information.  As  used  in  this  Agreement,  the  term

“Confidential  Information”  shall  mean  all  business  information  of  any  nature  and  in  any  form which  at  the  time  or  times  concerned  is  not  generally  known  to  those  persons  engaged  in business  similar  to  that  conducted  or  contemplated  by  Company,  other  than  by  act  or  acts  of  an

Director  not  authorized  by  Company  to  disclose  such  information,  and  which  relates  to  any  one or  more  of  the  aspects  of  the  present  or  past  business  of  Company  or  any  of  its  predecessors,

including  but  not  limited  to  patents  and  patent  applications,  inventions  and  improvements,

whether   patentable   or   not,   development   projects,   policies,   processes,   formulas,   techniques,

know-how   and   other   facts   relating   to   sales,   advertising,   franchising,   promotions,   financial

matters,  customers,  customers’  lists,  customers’  purchases  or  requirements,  licenses  and  any trade secrets.

10. Return  of  Books  and  Papers.  Upon  the  termination  of  Director’s  appointment  with

Company   for   any   reason,   Director   shall   deliver   promptly   to   Company   all   manuals   and

memoranda;  all  cost,  pricing  and  other  financial  data;  all  customer  information;  all  other  written or  printed  materials  which  are  the  property  of  the  Company  (and  any  copies  of  them);  and  all other  materials  which  may  contain  confidential  information  relating  to  the  business  of  Company that Director may then have in his possession, whether prepared by Company or not.

11. Specific  Performance.  Director  acknowledges  that  a  breach  of  any  of  the  covenants contained  in  Paragraphs  10  hereof  may  result  in  material,  irreparable  injury  to  the  Company  for which  there  is  no  adequate  remedy  at  law,  that  it  will  not  be  possible  to  measure  damages  for such injuries precisely and that, in the event of such a breach,  any payments remaining under  the terms  of  this  Agreement  shall  cease  and  the  Company without  posting any bond  shall  be  entitled to  obtain  a  temporary  restraining  order  and  a  preliminary  or  permanent  injunction  restraining

Director  from  engaging  in  activities  prohibited  by  Paragraphs  10  hereof  or  such  other  relief  as may be required to enforce any of the covenants contained in Paragraphs 10 hereof.

12. Notices.  For  the  purposes  of  this  Agreement,  notices  and  all  other  communications provided  for  in  this  Agreement  shall  be  in  writing  and  shall  be  deemed  to  have  been  duly  given

when  delivered   by  hand  or  mailed   by  United   States  overnight   express  mail,  or  nationally

recognized  private  delivery  service  on  an  overnight  basis,  return  receipt  requested,  postage prepaid, addressed as follows:

If to the Director:

Andrew S. Cheney

If to the Company:      TobahMaoz Inc.

13. Waiver   of   Breach.   The   waiver   by  Company   of   a   breach   of   any  provision   of   this

Agreement by Director shall not operate or be construed as a waiver of any subsequent breach by

Director.

14. Inurement.  The  rights  and  obligations  of  Company  under  this  Agreement  shall  inure  to the benefit of and shall be binding upon the successors and assigns of Company.

15. Representations  and  Warranties.  The  Director  hereby  represents  and  warrants  that  he  is free to enter this Agreement and to render his services pursuant hereto and that neither the execution nor delivery of this Agreement, nor the performance of his duties hereunder, violates the provisions of  any  other  contract  to  which  he  is  a  party  or  by  which  he  is  bound.  It  is  further  provided  that

Director  shall  indemnify  Company  for  any  and  all  damages  and/or  expenses  (including  attorney’s fees) that may result from a breach of such representations.

16. Counterparts.  This  Agreement  may  be  executed  in  two  or  more  counterparts,  each  of which  shall  be  deemed  an  original,  but  all  of  which  together  shall  constitute  one  and  the  same instrument, and in pleading or proving any provision of this Agreement,  it  shall not be necessary to produce more than one of such counterparts.

17. Survival. Paragraphs 3, 4, 5, shall survive the termination of this Agreement.

18. Entire  Agreement.  This  instrument  contains  the  entire  contract  of  the  parties.   It  may not

be   changed   orally   but   only   by   an   contract   in   writing   signed   by   the   party   against   whom

enforcement of any waiver, change, modification, extension or discharge is sought.

19. Paragraph Headings. Paragraph  headings have been chosen and used for  convenience in referring  to  the  various  actions  and  paragraphs  of  the  Agreement  and  are  not  to  be  accorded  by

meaning   or   significance   beyond   such   use   in   any   interpretation   of   any   provision   of   this

Agreement.

20. Governing  Law.  This  Agreement  shall  be  governed  by  and  construed  and  enforced  in accordance  with  the  law  (other  than  the  law  governing  conflict  of  law  questions)  of  the  state  of

Wyoming.